Exhibit 99.1

FOR IMMEDIATE RELEASE

MDwerks, Inc. Raises $6.8 Million Through a Private Placement

DEERFIELD BEACH, Fla. – April 2, 2008 — MDwerks, Inc. (OTCBB: MDWK), a provider of innovative web-based, electronic claims management and funding solutions for healthcare professionals, announced today that it has raised net proceeds of $6.8 million through the sale of shares of preferred stock to Vicis Capital, an accredited institutional investor. MDwerks expects to use the proceeds for working capital and to service some of its existing indebtedness.

In connection with the financing, the Company issued 750 shares of Series B Convertible Preferred stock having a stated value equal to $10,000 per share and a ten year Series H warrant to purchase 53,333,334 shares of MDwerks’ common stock at a price of $0.75 per share. The Series B Preferred Stock is convertible into 13,333,334 shares of common stock. Each share of Series B Convertible Preferred stock is redeemable at its stated value, at the option of the holder, on March 31, 2010. Complete terms and conditions of the transaction are described in the SEC Form 8-K, which the Company plans to file on April 2, 2008.

"We are very pleased to consummate this transaction and are gratified by the confidence our investors have placed in the future of MDwerks. We believe this financing will help accelerate our business plan and put the Company in a strong position to support the next phase of its growth. We strive to meet the needs of our healthcare industry customers by offering a wide range of technology and financing services in order to help them adapt to an ever-changing marketplace. In this regard, we recently announced a claims purchase agreement with a large California-based processor of medical compound prescriptions and look forward to capitalizing on opportunities such as this in the future.” said Howard Katz, CEO, MDwerks, Inc.

About MDwerks, Inc.

MDwerks, Inc., (OTCBB: MDWK), based in Deerfield Beach, Florida, provides Healthcare professionals with automated electronic insurance claims management solutions and advance funding of medical claims.

MDwerks(TM) solutions comprise an innovative web-based, HIPAA-compliant system of comprehensive administrative and financial services designed for physician practices of all sizes and specialties whether in a single or multi-location operation. Financial lenders, healthcare payers and other related businesses also benefit from MDwerks' solutions. For more information about the Company, please visit www.mdwerks.com.

MDwerks, Inc.	Page 2
April 2, 2008

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of MDwerks' Securities and Exchange Commission filings available at http://www.sec.gov.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
MDwerks, Inc., Deerfield Beach, Florida		The Equity Group Inc., New York, NY
Vincent Colangelo		Adam Prior
Chief Financial Officer		(212) 836-9606
(954) 389-8300		aprior@equityny.com
management@mdwerks.com		www.theequitygroup.com

The Equity Group Inc.
Ethan Guttenplan
(212) 836-9605
eguttenplan@equityny.com
www.theequitygroup.com